Exhibit 10.1

ADVISORY AGREEMENT

This ADVISORY AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2023 (the “Effective Date”), by and between Relmada Therapeutics, Inc., a Nevada corporation (the “Company”), and Paul Kelly (the “Advisor”).

RECITALS:

A. The Company is a late-stage biotechnology company addressing diseases of the central nervous system, with a focus on major depressive disorder.

B. Advisor has substantial experience in the pharmaceutical and biotech industries.

C. The Company desires to engage Advisor to provide certain advisory services with respect to the Company’s ongoing development on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Engagement. The Company hereby engages Advisor as an independent contractor, and not as an employee, to provide on a non-exclusive basis during the Advising Term (as defined in Section 3 below) advisory services acting as Special Advisor to the Chief Executive Officer (CEO) to the Company, and providing the services set forth on Exhibit A hereto (collectively, the “Services”). Advisor shall render the Services to the Company on a non-exclusive basis and upon the terms and conditions set forth herein. The Company will not treat Advisor as its employee for federal tax purposes or any other purposes. Advisor will not hold himself out as an employee, officer, director (except for so long as he is a director of the Corporation) or agent of the Company. This engagement does not create an agency relationship, and Advisor shall have no authority to bind the Company or make any commitments or public statements on the Company’s behalf. Advisor agrees to take no action that expresses or implies that the Advisor has such power or authority. Advisor shall not participate in management, policy affairs or day-to-day decision-making for the Company.

2. Method of Performance. During the Advising Term, Advisor shall provide the Company with the Services in regards to advice, connections and introductions and such other matters as members of the Company’s Board of Directors (the “Board”) or the Chief Executive Officer may request and Advisor may agree. Advisor, as an independent contractor, may determine the method, manner and means of performing the Services to be carried out for the Company. While performing the Services, Advisor shall (a) act in the Company’s best interest at all times, (b) conduct the Services at the highest professional standards of ethics and integrity, (c) use reasonable good faith efforts and skills to preserve the business of the Company and the goodwill of employees and persons having business relations with the Company, (d) devote as much time, energy and effort as is necessary to perform the Services in accordance with the highest professional standards, (e) comply with all written Company codes of conduct and all written Company policies and procedures that may be implicated by provision of the Services by an independent contractor and that are provided in advance to Advisor, and (f) conduct the Services in compliance with all applicable state and federal laws. Advisor hereby consents to have his name, role as Special Advisor to the CEO and curriculum vitae listed on the Company’s website and in the Company’s marketing materials.

3. Term. Unless extended pursuant to this Section or terminated earlier pursuant to Section 4 below, the initial period of Advisor’s engagement under this Agreement shall expire on the day prior to the one (1) year anniversary of the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, this Agreement will automatically renew for consecutive one (1) year terms (each a “Renewal Term”) unless either party provides the other party written notice of his or its intention to not to renew this Agreement at least thirty (30) days prior to the end of the Initial Term, or of any Renewal Term once the Agreement has been continued beyond the Initial Term. The period from the Effective Date until the end of the Initial Term, or any applicable Renewal Term, as the case may be, is hereinafter referred to as the “Advising Term.”

4. Termination.

(a) Early Termination. In the event either party fails to comply with any of the terms of this Agreement and fails to cure such non-compliance to the reasonable satisfaction of the non-breaching party within fifteen (15) days after receipt of written notice of such breach, the non-breaching party may immediately terminate this Agreement.

(b) Termination for Cause. The Company may immediately terminate this Agreement for “cause” by giving Advisor written notice of such conduct and the Company’s intention to terminate. For purposes of this Agreement, “cause” shall mean, with respect to Advisor:

(i) the commission of fraud against the Company, or the misappropriation, theft or embezzlement of the assets of the Company, or the performance of illegal or fraudulent acts, criminal conduct, or willful misconduct materially injurious to the business of the Company; or

(ii) conduct which materially and adversely affects the Company, or the business, operations, financial condition, or goodwill of the Company.

(c) No Cause Termination.

(i) This Agreement may be terminated at any time by either party by providing the other party with at least thirty (30) days prior written notice of such party’s intention to terminate this Agreement.

(ii) During any such notice period, Advisor agrees to use his reasonable best efforts to continue his work for the Company and the Company agrees to continue compensating Advisor until the termination date with the same compensation as before the notice was given.

(d) Effect of Termination. Upon expiration or termination of this Agreement, neither party shall have any further obligations hereunder, except for obligations incurred prior to the date of expiration or termination. Notwithstanding any termination of this Agreement, the provisions of Sections 7 through 22 shall survive.

5. Compensation for Services.

(a) Cash Fee. For performing the Services, the Company will pay Advisor monthly in advance Thirty-two Thousand Dollars (US$32,000), with the first payment payable within seven (7) days after the Effective Date and thereafter at intervals of one (1) month during the Advising Term .

(b) No Benefits. Advisor (in his capacity as such) is an independent contractor and, as such, Advisor shall not be entitled to participate in any employment-related benefits that may be provided by the Company, including but not limited to, workers’ compensation insurance, unemployment compensation insurance, vacation or sick pay, pension or profit sharing benefits, or any type of health, life or disability insurance.

(c) Business Expense Reimbursement. Advisor will be reimbursed for all customary and reasonable expenses actually incurred in the performance of the Services, but only to the extent that such business expenses have been pre-approved in writing by the Company. Such reimbursement will be paid promptly after Advisor has complied with all written policies of the Company regarding reimbursement of expenses.

6. Representations and Warranties. Advisor represents and warrants to the Company as of the Effective Date as follows:

(a) Advisor is under no contractual, judicial or other restraint that impairs his right or legal ability to enter into this Agreement and to carry out his duties and responsibilities hereunder for the Company;

(b) Advisor’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Advisor in confidence or in trust prior to commencement of this Agreement; and

(c) Advisor will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client or Advisor, employer or Advisor or third party in the performance of the Services.

7. Indemnification. Advisor hereby agrees to indemnify and hold the Company and its officers, directors, agents, shareholders, representatives and affiliates (collectively, the “Company Indemnified Parties”) harmless from and against any and all claims, actions, liabilities, losses, costs, damages, taxes and expenses of any nature whatsoever, including but not limited to judgments, penalties, court costs, reasonable attorneys’ fees and other costs of investigating and defending any such claim or action (collectively, “Losses”) which may be asserted against any of the Company Indemnified Parties, arising from (i) the breach of any covenant, obligation, representation or warranty of Advisor under this Agreement; (ii) the gross negligence or willful misconduct of Advisor in connection with Advisor’s performance of the Services during the Advising Term; and/or (iii) the Company’s treatment of Advisor as an independent contractor rather than treating Advisor as an employee for tax purposes (collectively referred to as the “Company Indemnified Matters”). To the fullest extent permitted by law, Advisor shall pay all expenses, including attorneys’ fees, actually and necessarily incurred by the Company in connection with the defense of any complaint, action, suit, or proceeding relating to the Company Indemnified Matters. The Company hereby agrees to indemnify and hold Advisor and his successors and assigns and their heirs, estate and representatives (collectively, the “Advisor Indemnified Parties”) harmless from and against any and all Losses which may be asserted against any of the Advisor Indemnified Parties, arising from the breach of any covenant, obligation, representation or warranty of the Company under this Agreement (collectively referred to as the “Advisor Indemnified Matters”). To the fullest extent permitted by law, Advisor shall pay all expenses, including attorneys’ fees, actually and necessarily incurred by the Company in connection with the defense of any complaint, action, suit, or proceeding relating to the Advisor Indemnified Matters.

8. Confidential Information. The Company will provide Advisor with certain Confidential Information (as defined below) in order to allow Advisor to perform the Services. Advisor acknowledges that the Confidential Information is the property of the Company. Therefore, Advisor agrees that he shall not disclose or permit to be disclosed, without the prior written consent of the Board of Directors or Chief Executive Officer of the Company, any Confidential Information other than as necessary to perform the Services. Advisor agrees that during the Advising Term and following the termination of his engagement with the Company for any reason, he will not directly or indirectly use any Confidential Information for any reason other than the advancement of the Company’s business interests. For purposes of this Agreement, the term “Confidential Information” means, collectively, all information and data regarding the Company including, without limitation, the Company’s partnerships, joint ventures, shareholders, officers, directors, employees, agents, representatives, independent contractors, subcontractors, clients, customers, vendors, suppliers, developers, lenders, investors, budgets, research, analysis, studies, real and personal properties, intellectual properties, licenses, license agreements, projects, expenses, fees, charges, pricing, assets, services, computer hardware and software, data files, spreadsheets, operations, financial statements, marketing plans, methods, processes, business plans, and financial performance, at any time obtained by Advisor in connection with Advisor’s engagement by the Company. Notwithstanding the foregoing, the term Confidential Information shall not include any information that (a) is or becomes generally available to the public (other than as a result of violation of this Agreement by Advisor), (b) at the time of disclosure by the Company is already known by Advisor free of any obligation of confidentiality to a source other than the Company; or (c) Advisor receives on a non-confidential basis from a source other than the Company that is not known by Advisor to be bound by an obligation of secrecy or confidentiality. If Advisor is requested in any legal proceeding to disclose any Confidential Information, Advisor agrees to give the Company prompt notice of such request so that the Company may seek an appropriate protective order all at the Company’s sole cost and expense. If Advisor is nonetheless compelled to disclose any Confidential Information by a court, subpoena, legal proceeding or governmental body having the authority to order such disclosure, Advisor may disclose the Confidential Information without liability hereunder; provided, however, that if permitted to do so by the law, order or legal process, Advisor gives the Company written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company’s request, Advisor uses his good faith efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information (at the sole cost and expense of the Company).

9. Return of Property to the Company. Upon the termination of his engagement with the Company for any reason, Advisor agrees to promptly return to the Company all Company-owned property in his possession or control, including, without limitation, all Confidential Information. After the termination of his engagement with the Company, Advisor agrees that he will not retain copies of any Confidential Information or any other documents or property belonging to the Company.

10. Independent Contractor Status. Advisor shall be an independent contractor and not an employee, agent, joint venturer, or partner of the Company by virtue of this Agreement. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company, on the one hand, and Advisor on the other hand. Neither Advisor nor the Company has any authority to act for or on behalf of the other, nor to bind the other to any contract or in any other manner without the express approval in writing of the other. The Company shall not be required to pay on account of Advisor, and pursuant to Section 7 of this Agreement Advisor shall indemnify and hold the Company harmless from, (a) all federal, state, local or foreign income or other taxes applicable to any compensation (whether cash, securities or other) paid or issued to the Adviser pursuant to this Agreement, and (b) any costs, expenses or claims associated with the payment, on account of Advisor, of any unemployment tax or other employees’ taxes required under law to be paid with respect to Advisor; nor shall the Company be required to withhold any monies from any payments made hereunder to Advisor for income tax purposes or with respect to any other applicable deductions required by law.

11. Choice of Law. The parties agree that this Agreement shall be construed under the substantive laws of the State of New York, without regard to its conflicts of law principles to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

12. Jurisdiction and Venue. Any judicial proceeding brought by or against either of the parties to this Agreement on any dispute arising out of this Agreement or any matter relating thereto shall be brought in any federal or state court sitting in the Borough of Manhattan in the City and State of New York, and by execution and delivery of this Agreement, each of the parties hereto hereby accepts for himself or itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection with this Agreement.

13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS HE OR IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT HE OR IT IS KNOWINGLY AND VOLUNTARILY WAIVING HIS OR ITS RIGHT TO DEMAND TRIAL BY JURY.

14. Remedies. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

15. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then all parties will be relieved of all obligations thereunder, but only to the extent such provision is illegal, unenforceable, or void. The parties intend that this Agreement will be deemed amended by modifying any such illegal, unenforceable, or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

16. Waiver. No delay or omission by either party to this Agreement to exercise any right or power under this Agreement will impair such right or power or be construed as a waiver thereof. A waiver by any party to this Agreement of any of the covenants to be performed by any other party or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement.

17. No Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Advisor or his beneficiaries or legal representatives without the Company’s prior written consent. This Agreement may not be assigned by the Company except with Advisor’s prior written consent. Any attempted assignment without the requisite consent shall be void and of no effect.

18. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail (registered or certified) or by a nationally recognized overnight delivery service, the business day on which the notice is actually received by the party, or if given by certified mail, return receipt requested, postage prepaid, five (5) business days after posted with the United States Postal Service, addressed as follows:

(a) if to the Company, to:

Relmada Therapeutics, Inc.

2222 Ponce de Leon Blvd., Floor 3
Coral Gables, FL 33134

Email: cence@relmada.com
Telephone: +1 (786) 629 1376

or to such other address as the Company may have advised Advisor in writing; and

(b) if to Advisor, to:

Paul Kelly

[address]

Email: pkelly@relmada.com

Telephone: [____________]

or to such other address as Advisor may have advised the Company in writing.

19. Entire Agreement. This Agreement represents the entire agreement relating to the relationship between the Company and Advisor with respect to the Services to be provided by Advisor as described herein. No prior or subsequent promises, representations, or understandings relative to any terms or conditions of Advisor’s engagement are to be considered binding or part of this Agreement unless expressly agreed to in a writing signed by the parties. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit or derogate from the rights and obligations of the Advisor, on the one hand, and the Company, on the other hand, under any other agreement not relating to the Services, or under applicable law in connection with the Advisor’s service, past, present, or future, as a director of the Company.

20. Amendment. This Agreement may be amended only in a writing signed by the Company and the Advisor.

21. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement. Signatures given by facsimile or portable document format (or similar format) shall be binding and effective to the same extent as original signatures.

22. Acknowledgment. By signing below, the parties certify and represent that they have carefully read and considered the foregoing Agreement and fully understand all provisions of this Agreement and understand the consequences of signing this Agreement, and have signed this Agreement voluntarily and without coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

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IN WITNESS WHEREOF, the Company and Advisor have executed this Agreement as of the Effective Date.

COMPANY:	RELMADA THERAPEUTICS, INC.,
a Nevada corporation

	By:	/s/ Sergio Traversa
		Name:	Sergio Traversa
		Title:	CEO

ADVISOR:

/s/ Paul Kelly
Paul Kelly

EXHIBIT A

SERVICES

During the Advising Term, Advisor shall provide the following Services:

●	Strategy formation, operational and research and development counsel as requested by the Chief Executive Officer and Board of Directors

●	Work in coordination with the Company’s management to develop internal and external corporate opportunities

●	For potential acquisitions, coordinate with management to identify specific acquisition candidates and/or partnership opportunities through direct relationships

●	For potential divestitures, coordinate closely with management and business teams to identify divestiture candidates and prepare launch materials

●	Valuation and due diligence: assist in internal due diligence and financial analysis (e.g., discounted cash flow, precedent transactions, comparable companies, pro forma earnings accretion / dilution and pro forma credit analysis) to evaluate selected opportunities

●	Support key relationships and dialogue with investment banks and other financial advisors to track industry trends, as well as to identify target acquisition and divestiture opportunities